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                                                                     EXHIBIT 4.3


                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT is dated as of the 1st of April, 1996, by and between THE PRISM NETWORK, a Florida corporation (the "Company"), and James Dahl (the "Optionee").

         1.       Definitions.

                  1.1 "Affiliate" means any entity controlling, controlled by or under common control with the Company.

                  1.2      "Board" means the Board of Directors of the Company.

                  1.3 "Common Stock" means the shares of common stock, par value $0.01 per share, of the Company.

                  1.4 "Exercise Price" means $1.74479 per Option Share, which the Board has determined to be the per share fair market value of the Common Stock as of the date of this Agreement.

                  1.5      "Option Shares" has the meaning ascribed to it in
Section 2.

                  1.6      "Options" has the meaning ascribed to it in
Section 2.

         2. Grant; Number of Shares. The Company hereby grants to the Optionee options (the "Options") to purchase an aggregate of thirty-five thousand (35,000) shares (the "Option Shares") of Common Stock at the Exercise Price, on the terms and subject to the conditions set forth herein. The Options are not intended to be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended. The Optionee shall not have any of the rights of a shareholder of the Company with respect to any Option Shares unless and until the Optionee has paid the Exercise Price with respect thereto and the conditions set forth in Section 4 have been satisfied.

         3.       Termination. The Options will terminate upon the earliest of
(i) the full exercise of the Options, or (ii) ten (10) years from the date of this Stock Option Agreement.

         4.       Exercise of Options.

                  4.1 Exercisability. The Options shall be exercisable immediately upon the execution of this Stock Option Agreement.

                  4.2 Notice. The Optionee may exercise vested Options by delivering written notice of such exercise to the Company, accompanied by payment of the Exercise Price as described in Section 4.3. Such written notice shall be deemed sufficient for this purpose only if delivered to the Company at its principal office and only if such written notice states the number of Options being exercised. The date of exercise of the Options with respect


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to the Option Shares specified in the notice shall be the date on which the
Company receives the notice and payment.

                  4.3 Payment and Other Conditions. On the exercise of any Option, the written notice described in Section 4.2 must be accompanied by a check payable to the Company, in the amount of the Exercise Price of all Option Shares purchased pursuant to such exercise of the Options and an amount equal to the federal, state and local taxes, if any, required to be withheld as a result of such exercise. At Optionee's written election delivered as part of the written notice described in Section 4.2, all or any portion of the Exercise Price and applicable taxes due to the Company may be paid by reducing the number of Option Shares issued upon such exercise by the number of whole Option Shares having a fair market value, as determined by the Board, on the date of exercise most nearly equal to (but not in excess of) the amount due to the Company, and any remaining balance shall be paid by check.

         Upon the request of the Company, the Optionee shall return this Stock Option Agreement to the Company and the Company may endorse thereon a notation of the exercise and return this Stock Option Agreement to the Optionee.

                  4.4 Issuance of Stock Certificates. Upon satisfaction of the conditions of Sections 4.2 and 4.3, the Company shall promptly deliver to the Optionee a certificate or certificates for the number of shares of Common Stock in respect of which Options have been exercised, legended to reflect the agreements and conditions applicable to such Shares referred to in Section 6 and such other restrictions as the Board shall reasonably determine or are required by applicable law. The Certificate legend shall also reflect the Shareholder Agreement dated April 1, 1996 signed by Optionee, and which agreement shall continue to govern the Optionee's rights with regard to said stock.

         5. Nontransferability of Options. No Option shall be transferable by the Optionee otherwise than by will or the laws of descent and distribution.

         6. Specific Restrictions Upon Option Shares. The Optionee hereby agrees with the Company that the Optionee shall acquire the Option Shares for investment purposes only and not with a view to resale or other distribution thereof to the public in violation of the Securities Act of 1933, as amended (the "Securities Act"), and shall not dispose of any Option Shares in any transaction which, in the opinion of counsel to the Company, would violate the Securities Act, or the rules and regulations thereunder, or any applicable state securities or "blue sky" laws.

         7. Adjustment in Shares Subject to the Option. In the event of a merger or consolidation of the Company in which the Company is not the surviving corporation and in which the consideration received by holders of Common Stock consists of securities of the surviving corporation or any affiliate, or in the event of a


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statutory share exchange (each a "Transaction"), (i) the Option shall automatically become exercisable for that number of securities (rounded to the near whole share) that the Optionee would have received in the Transaction had the Optionee exercised the Options immediately prior to the Transaction and participated in the Transaction as a holder of Common Stock, and (ii) the Exercise Price per new security shall be adjusted proportionately. For example, if as a result of the Transaction two shares of common stock of the surviving corporation are issued with respect to each share of Common Stock outstanding immediately prior to the Transaction, (i) each Option Share issuable upon exercise of the Options shall consist after the Transaction of two shares of common stock of the surviving corporation, and (ii) the exercise price per share after the Transaction shall be reduced to one half of the exercise price in effect immediately prior to the Transaction. In addition, in the event that the Board shall determine that any dividend or other distribution (whether in the form of cash, stock of the Company, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, sale of substantially all the Company's assets, split-up, spin-off, combination, repurchase, or exchange of securities of the Company, or other similar corporate transaction or event, affects the Option Shares issuable on exercise of the Option such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefit or potential benefit intended to be made available under this Agreement, then the Board shall, in such manner as it may deem equitable, adjust the number and type of Option Shares awarded pursuant to this Stock Option Agreement and/or the terms, conditions, or restrictions of this Stock Option Agreement.

         8. Registration of Shares; Limitations on Exercisability. Anything in this Stock Option Agreement to the contrary notwithstanding, the obligation of the Company to sell or deliver shares of Common Stock with respect to the Options shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, securities exchange rules, or listing requirements and the obtaining of all approvals by governmental agencies as may be deemed necessary by the Board, and the Company shall use its reasonable efforts to take all necessary actions to comply with such requirements.

         9. Notices. Any notice required or permitted under this Stock Option Agreement shall be given at the address for each party indicated on the signature page hereof.

         10. Successors and Assigns. Neither this Agreement nor any Options granted hereunder may be assigned except by will or the laws of descent and distribution, and during Optionee's lifetime Options may be exercised only by Optionee. This Agreement shall be binding on Optionee's permitted assignees.

         11. Miscellaneous. No provisions of this Stock Option Agreement may be modified, waived or discharged unless such


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modification, waiver or discharge is agreed to in writing signed by both the
Optionee and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of (i) any breach by the other party hereto of, or (ii) compliance with, any condition or provision of this Stock Option Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar conditions or provisions at the same time or at any prior or subsequent time. The validity, interpretation, construction and performance of this Stock Option Agreement shall be governed by the laws of the state of Florida without regard to its conflicts of law principles.

         12. Severability. The invalidity or unenforceability of any provision or provisions of this Stock Option Agreement shall not affect the validity or enforceability of any other provision of this Stock Option Agreement, which shall remain in full force and effect.

         13. Counterparts. This Stock Option Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         14. Entire Agreement. This Stock Option Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party hereto or by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

     IN WITNESS WHEREOF, the parties have executed this Stock Option Agreement on the day and year first above written.


                                    THE PRISM NETWORK, INC.,
                                    a Florida corporation



                                    By: /s/ JAMES W. SOUTHERLAND, JR.
                                    --------------------------------
                                    James W. Southerland, Jr.
                                    Its: President



                                    /s/ J. DAHL
                                    -------------------------------
                                    James Dahl